UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LEE ENTERPRISES, INCORPORATED

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 20, 2008

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices, 201 N. Harrison Street, Fourth Floor, Davenport, Iowa, on February 20, 2008, at 9:00 a.m. CST, for the following purposes:

(1)	To elect four directors for terms of three years;

(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed January 2, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We are pleased to take advantage of new Securities and Exchange Commission (“SEC”) rules that allow public companies to furnish proxy materials to their stockholders on the Internet. On or about January 11, 2008, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. We believe these new rules will allow us to provide you with the information you need in a more timely manner, while lowering our printing and mailing costs.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa

January 11, 2008

LEE ENTERPRISES, INCORPORATED

2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Company’s offices, 201 N. Harrison Street, Fourth Floor, Davenport, Iowa, on February 20, 2008, at 9:00 a.m. CST, for the purposes set forth in the Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are located at 201 N. Harrison Street, Suite 600, Davenport, Iowa 52801-1924.

In accordance with rules recently adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide Internet access to this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended September 30, 2007. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice will provide you with instructions on how to inform us to send our future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

Choosing to receive your future proxy materials by email will allow us to provide you with the information you need in a more timely manner and save us the cost of printing and mailing documents to you.

References to 2007 and the like relate to the fiscal year ended in September.

PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock or Class B Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, Internet or telephone.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, 201 N. Harrison Street, Suite 600, Davenport, IA 52801-1924. To be effective, a mailed revocation must be received by the Secretary on or before February 19, 2008. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock or Class B Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

VOTING PROCEDURES

Stockholders of record at the close of business on January 2, 2008 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2007, there were 40,004,101 shares of Common Stock and 6,126,365 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Class B Common Stock is entitled to ten votes. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting is required to act on any other matter properly brought before the meeting.

Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted “FOR” the election of all directors in Proposal 1 as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

If a stockholder does not inform his broker how the stockholder’s shares are to be voted regarding the election of all directors in Proposal 1, the broker may exercise its discretion in voting for or against the nominees. If any other matters properly come before the Annual Meeting and the stockholder has not instructed his broker how to vote, the stockholder’s shares will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such organization.

PROPOSAL 1 - ELECTION OF DIRECTORS

Four directors are to be elected to hold office for three-year terms expiring at the Annual Meeting in 2011.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below.

Nominees for Election as Directors with Terms Expiring in 2011

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the full Board of Directors for election as a director at the Annual Meeting. Each nominee is independent, as defined in the listing standards of the New York Stock Exchange (“NYSE”). The current terms of Dr. Cole, Ms. Donovan and Mr. Moloney expire February 20, 2008. Mr. Elmore is being nominated by the Board of Directors for election as a director for the first time.

*  *  *  *

The Board of Directors recommends a vote FOR Proposal 1 for the election of each of the nominees listed herein.

Richard R. Cole, 65, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school.

Dr. Cole is a member of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 56, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 55

Mr. Elmore is Senior Counsel with the law firm of Dewey & LeBoeuf in its New York City headquarters. From 2001 to 2003, Mr. Elmore was President of Test University, a leading provider of internet delivered learning solutions for pre-college students. Mr. Elmore also serves as a Trustee on the University of Maryland Board of Trustees, and a Commissioner on the John and James L. Knight Foundation’s Knight Commission on Intercollegiate Athletics.

Herbert W. Moloney III, 56, Director since 2001

Mr. Moloney is President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provides advertising supplements and cartoons to the publishing industry (“Western Colorprint”). From April 2005 to November 2006, he was President and Publisher of the Washington Examiner. From 2000 to March 2005 he was the Chief Operating Officer, North America, of Vertis, Inc.

Mr. Moloney is a member of the Audit Committee and the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2009

William E. Mayer, 67, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company, and a trustee of the Columbia Mutual Funds.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as the Company’s lead director by the independent directors to preside over executive sessions of non-management directors.

Gregory P. Schermer, 53, Director since 1999

Mr. Schermer is Vice President-Interactive Media of the Company. From 1989 to July 2006, he also served as Corporate Counsel of the Company. He is also a director of Madison Newspapers, Inc., which is owned 50% by the Company.

Mark B. Vittert, 59, Director since 1986

Mr. Vittert is a private investor.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2010

Mary E. Junck, 60, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in January 2002. From January 2001 to January 2002, she served as President and Chief Executive Officer of the Company. She became Executive Vice President and Chief Operating Officer of the Company in May 1999 and President in January 2000. She is also a director of TNI Partners and Madison Newspapers, Inc., which are owned 50% by the Company.

Ms. Junck is Chairman of the Executive Committee.

Andrew E. Newman, 63, Director since 1991

Mr. Newman is a private investor.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Gordon D. Prichett, 66, Director since 1998

Mr. Prichett is a founder of Cairnwood Cooperative, Boston, MA, a private investment group. He is also Professor of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

Mr. Prichett is a member of the Audit Committee and the Executive Committee.

DIRECTORS’ MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors met eight times in 2007.

The Company’s Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on the Company’s website www.lee.net by clicking on “Governance”. The Board of Directors of the Company has examined the relationship between each director and the Company and has determined that Dr. Cole, Ms. Donovan and Messrs. Mayer, Newman, Prichett and Vittert do not have any direct or material indirect relationship with the Company, other than in their respective capacities as directors, which would compromise their ability to act as independent directors as defined by the rules of the NYSE and, in the case of the Audit Committee, by the SEC. In assessing the independence of directors named in this Proxy Statement, the Company’s Audit Committee and Board of Directors considered the fact that Mr. Moloney serves as an officer of Western Colorprint with which the Company conducts business. He became Chief Operating Officer of Western Colorprint in January 2007. Western Colorprint provides the Company, in the normal course of business, with printing services for which the Company paid Western Colorprint $905,000 in 2007. The Company expects to continue to purchase such services in 2008. The Company believes that the terms of its continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated parties in an arms-length transaction. The Company’s Audit Committee and the Board of Directors have reviewed the relationship between the Company and Western Colorprint and have concluded that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with the Company. Based on its review, the Board of Directors has determined that Mr. Moloney is also an independent director of the Company under the rules of the NYSE and the SEC. See “Certain Relationships and Related Transactions” below.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served in 2007. All of the incumbent directors attended the Company’s February 21, 2007 Annual Meeting of Stockholders except Mr. Mayer. All directors are expected to attend each meeting of the Company’s Board of Directors and the committees on which they serve and are also expected to attend the Company’s annual meetings of stockholders.

Audit Committee

The Company’s Audit Committee (“Audit Committee”) met eight times in 2007. The Audit Committee has the responsibilities set forth in its charter with respect to: (1) the quality and integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of the Company’s Common or Class B Common Stock or immediate family member of any of the above; (3) the Company’s overall risk management profile; (4) the independent registered public accounting firm’s qualifications and independence; (5) the performance of the Company’s internal audit function and independent public accountants; and (6) preparation of the annual Audit Committee Report to be included in the Company’s Proxy Statement.

Executive Compensation Committee

The Company’s Executive Compensation Committee (“ECC”) met six times in 2007. Its functions are to: (1) administer the Company’s Retirement Account Plan, Supplementary Benefit Plan as Amended and Restated on April 26, 1990 (“Non-Qualified Plan”), the 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended November 16, 2006 (“1990 Long-Term Incentive Plan”), the Amended and Restated 1977 Employee Stock Purchase Plan (“ESPP”) and 2005 Supplemental Employee Stock Purchase Plan, amended November 16, 2005 (“SPP”); (2) to establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) to review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) to approve employment contracts for executives extending beyond one year; and (5) to approve the position description, performance standards and goals for cash bonus and restricted stock awards for the Chief Executive Officer of the Company (“CEO”) under the Company’s 2005 Incentive Compensation Program and to measure her related performance. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met three times in 2007. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board of Directors, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or characteristics would make the Board of Directors more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand the Company’s business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director’s past attendance at meetings and participation in and contributions to the Board of Directors.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or officers of the Company. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board of Directors. Director nominees recommended by the NCGC for election at an annual meeting of stockholders are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by the stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark B. Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder’s name, address and the class and number of shares of the Company’s Common Stock and/or Class B Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee’s principal occupation or employment and the class and number of shares of the Company’s Common Stock or Class B Common Stock, if any, owned by the nominee, together with a statement indicating the nominee’s willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominee to provide any additional information about the nominee as the NCGC may determine appropriate or desirable, including information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered by the NCGC for the slate recommended in the proxy statement for the 2009 Annual Meeting, stockholders must submit the required information to Mr. Vittert by September 12, 2008.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on its website, which includes key information about its corporate governance initiatives, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the independent committees of the Board of Directors. The corporate governance page can be found at www.lee.net by clicking on “Governance”. The documents noted above will also be provided without charge to any stockholder who requests them by making a written request to the Company, at the address shown on the cover of this Proxy Statement. Any changes to these documents, and any waivers granted by the Company with respect to its Code of Business Conduct and Ethics, will be posted on the Company’s website.

The Company also posts on its website its 2007 Annual Report on Form 10-K, as filed with the SEC. The Annual Report on Form 10-K can be found at www.lee.net by clicking on “Financial”. The Company will also furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

The Company’s policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	The non-management directors meet regularly without management in attendance;

•	All members of the Audit Committee, ECC, and NCGC are independent;

•	The non-management directors have designated an independent lead director to chair their meetings and consult with the Company’s CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	The Company has a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by its directors and executive officers;

•	The Company’s Code of Business Conduct and Ethics applies to its principal executive officer and all members of its finance staff, including the principal financial and accounting officer;

•

The Company has a hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	The Company’s internal audit function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the lead director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Company desires to compensate its directors in a manner that is comparable to compensation levels at companies in our peer group (see “Peer Group Information” below) and provides stock ownership. The Human Resources Department provides the ECC with information from our peer group’s proxy statements on annual retainers and compensation for board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2007, the Company paid all non-employee directors a $40,000 annual retainer. The Lead Director received an additional annual retainer of $10,000. The Chairman of the Audit Committee and ECC each received a $10,000 annual retainer for acting as such and other committee chairmen received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting.

Under the Amended and Restated 1996 Stock Plan for Non-Employee Directors (“Non-Employee Directors Stock Plan”), non-employee directors receive an annual grant of 1,500 shares of Common Stock which totally vest on the grant date, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company. The purpose of the Non-Employee Directors Stock Plan is to promote the interests of the Company and its stockholders by: (1) encouraging non-employee directors to own shares of the Company’s Common Stock and thereby link their interest more closely with the interests of the other stockholders of the Company; (2) attracting and retaining non-employee directors of outstanding ability; (3) providing incentive compensation opportunities which are competitive with those of other major corporations; and (4) enabling such directors to participate in the long-term growth and financial success of the Company.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. No non-employee director provided such compensated consultative services in 2007.

The following table summarizes 2007 non-employee director compensation:

Name	Fees Earned or Paid in Cash		Stock Awards		All Other Compensation	Total
(1)			(2)		(3)
Richard R. Cole	$57,000		$38,385		$5,000	$100,385
Nancy S. Donovan	32,500	(4)	70,885	(4)	5,000	108,385
Herbert W. Moloney III	74,000		38,385		2,500	114,885
William E. Mayer	81,000		38,385		5,000	124,385
Gordon D. Prichett	64,000		38,385		5,000	107,385
Andrew E. Newman	83,000		38,385		5,000	126,385
Mark B. Vittert	71,000		38,385		5,000	114,385

(1)	Includes all non-employee directors who served in 2007.

(2)	All stock awards are fully vested on the grant date.

(3)	The Lee Foundation, an affiliate of the Company, matches, on a dollar-for-dollar basis, up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

(4)	Ms. Donovan received 1,328 shares of Common Stock on December 6, 2007 at prices between $17.37—$33.23 in lieu of $32,500 of cash retainer and meeting fees for 2007.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investments selected by the director.

No Company employee receives any compensation for acting as a director.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 30, 2007 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by stockholders	1,194,854	(1)	$35.61	1,491,081	(2)(3)

(1)	1990 Long-Term Incentive Plan.

(2)	Includes the number of securities remaining available for future issuance under the Non-Employee Directors Stock Plan, the ESPP and the SPP.

(3)	Under the 1990 Long-Term Incentive Plan, those securities that are not issued upon the exercise of stock options may, in the discretion of the ECC, be issued as restricted Common Stock. Such amounts are excluded from the total presented as the amount cannot be determined.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2007, except as set forth below, as to each person known by the Company to own beneficially more than five (5) percent of the Common Stock or Class B Common Stock of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters.

Beneficial Owners	Common Stock	Percent of Class	Class B Common Stock	Percent of Class
	(1)	(1)
Ariel Capital Management, LLC (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	8,577,996	21.0%	---	---%

Cedar Rock Capital Limited (3) Nuffield House 41-46 Piccadilly London W1J 0DS	3,955,496	9.7	---	---

Schermer Management Corporation (4) General Partner Schermer Investment Partnership, L.P. c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	1,163,966	19.0

Lloyd G. Schermer (4)(5) c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	520,036	8.5

Betty A. Schermer (4)(6) c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	410,016	6.7

Gregory P. Schermer (4)(7) c/o Lee Enterprises, Incorporated 201 North Harrison Street, Suite 600 Davenport, IA 52801-1924	87,658	*	528,970	8.6

Grant E. Schermer (4)(8) c/o Sachnoff & Weaver Ltd. 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	99	*	513,346	8.4

Lee Endowment Foundation (9) c/o First Citizens National Bank 2601 Fourth Street P.O. Box 1708 Mason City, IA 50402	82,800	*	517,648	8.4

*	Less than one percent of the class.

(1)

The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the stockholder. As a result, pursuant to Rule 13d-3(d)(1) of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a stockholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

(2)	The information is based solely on a report on Form 13F, dated November 14, 2007, filed by Ariel Capital Management, LLC (“Ariel”) with the SEC. Ariel reported sole voting authority with respect to 6,495,346 of the reported shares.

(3)	The information is based solely on a report on Form 13F, dated November 2007, filed by Cedar Rock Capital Limited (“Cedar Rock”) with the SEC. Cedar Rock reported sole voting authority with respect to all of the reported shares.

(4)	Schermer Investment Partnership, L.P. (“SIP”), a limited partnership established for family investment planning, owns 1,163,966 shares of Class B Common Stock. Schermer Management Corporation, a Colorado corporation (“SMC”), is the sole general partner of SIP charged with management of the business of SIP, including voting and investment authority with regard to the Class B Common Stock held by SIP. SMC has four equal stockholders: Gregory P. Schermer and trusts for the benefit of Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. The Board of Directors of SMC consists of Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer (collectively, the “SMC Directors”). No SMC Director may act individually with regard to voting or investment of the shares of Class B Common Stock held by SIP. Such actions require the majority vote of three SMC directors. By virtue of these actions with regard to the shares held by SIP, Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer could be deemed to comprise a “group” within the meaning of SEC regulations. If deemed such a group, Gregory P. Schermer, Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer, individually or through trusts, may each be deemed to be the beneficial owner of these 1,163,966 shares of Class B Common Stock, and in the aggregate, this group would beneficially own 2,726,318 shares or 44.5% of the outstanding shares of Class B Common Stock.

(5)	Class B Common Stock includes (i) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority; (ii) 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment authority; and (iii) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (ii) and (iii) above and all shares of Class B Common Stock beneficially owned by Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(6)	Class B Common Stock includes (i) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority; (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer shares voting and investment authority; and (iii) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority. Mrs. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (ii) and (iii) above and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(7)	Common Stock includes (i) 2,000 shares of Common Stock held by a trust for the benefit of Gregory P. Schermer’s minor son as to which Mr. Schermer possesses sole voting and investment authority and 2,160 shares of Common Stock held by each of Mr. Schermer’s four minor children as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 58,323 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options. Class B Common Stock includes (i) 522,970 shares of Class B Common Stock as to which Mr. Schermer possesses sole voting and investment authority, of which 6,000 shares of Class B Common Stock are held by a trust for the benefit of his minor son and 4,000 shares of Class B Common Stock are held by a trust for the benefit of a minor daughter as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 6,000 shares of Class B Common Stock owned by his spouse. Mr. Schermer disclaims beneficial ownership of all shares of Common Stock and Class B Common Stock held by his spouse, his minor children, and the trusts for the benefit of his minor children and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(8)	Class B Common Stock includes (i) 513,146 shares of Class B Common Stock as to which Grant E. Schermer possesses sole voting and investment authority; and (ii) 200 shares of Class B Common Stock held by a trust as to which Mr. Schermer shares voting and investment authority. Mr. Schermer disclaims beneficial ownership of all shares of Class B Common Stock owned by Lloyd G. Schermer, Betty A. Schermer and Gregory P. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(9)	The information for Common Stock is based solely on the stock records of the Company. The information for Class B Common Stock is based solely on a report on Schedule 13G, dated January 22, 2003, filed by Lee Endowment Foundation (“Lee Endowment”) with the SEC. Lee Endowment reported sole voting authority and sole dispositive authority with respect to 517,648 shares. Lee Endowment is independently governed and is not an affiliate of the Company.

The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of November 30, 2007 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class	Class B Common Stock	Percent of Class

Richard R. Cole	3,000	*	---	---%
Nancy S. Donovan	9,479	*	---	---
Leonard J. Elmore	---	---%	---	---
Mary E. Junck (2)	525,315	1.3	---	---
William E. Mayer (1)	20,979	*	---	---
Kevin D. Mowbray (2)	71,579	*	---	---
Herbert W. Moloney III	9,500	*	---	---
Andrew E. Newman	13,000	*	---	---
Gordon D. Prichett	8,600	*	---	---
Gregory P. Schermer (1) (2)	87,658	*	528,970	8.6
Carl G. Schmidt (2)	123,910	*	---	---
Greg R. Veon (1) (2)	159,754	*	5,804	*
Mark B. Vittert	13,000	*	---	---
All executive officers and directors as a group 15 persons (2)	1,139,233	2.8	534,774	8.7

*	Less than one percent of the class.

(1)	The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Mayer – 2,000 shares of Common Stock owned by his spouse; Mr. Schermer – 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his minor son, and 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter and 2,160 shares of Common Stock held by each of Mr. Schermer’s four minor children; and Mr. Veon – 400 shares of Common Stock held by his sons.

(2)	The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Ms. Junck – 296,375; Mr. Mowbray – 51,671; Mr. Schermer – 58,323; Mr. Schmidt – 80,594; Mr. Veon – 103,289; and all executive officers and directors as a group – 648,743. All such options have exercise prices in excess of the market price.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis provides an overview of the Company’s executive compensation program.

Elements of Compensation

Our compensation program reinforces the key drivers of success in the Company’s business. References to “we,” “our” or “us” throughout the Compensation Discussion and Analysis through “Compliance with Internal Revenue Code Section 162(m)” below refer to the ECC. Our financial emphasis is on growing revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. We also approve annual individualized objectives for each management person except the CEO. We believe that individual successful execution of key objectives helps drive overall corporate goals. Based on the Summary Compensation Table below, 2007 compensation for the named executive officers (“NEOs”) included the following:

•	Salaries

•	Annual cash incentives which are based to a large extent on annual performance of the operations the individual manages;

•	Long-term incentives in the form of restricted Common Stock that vests three years after grant and stock options which vest over a three-year period and have a ten-year term; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

A significant amount of NEO compensation is at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance-based because an option only has value if the stock price rises after the option is granted.

The Named Executive Officers

SEC regulations require us to include our CEO, Ms. Mary E. Junck, and our chief financial officer, Mr. Carl G. Schmidt, as NEOs. In addition, these regulations require us to include the three other most highly compensated executive officers.

Objectives of our Compensation Program

We intend to be an employer of choice both in our industry and in the communities we serve. In order to achieve this status, one of our strategies is to have compensation programs in place that will:

•	Reward executives for their contribution;
•	Create an ownership mentality in our executives;
•	Focus the executives on building long-term value;
•	Permit us to recruit the talent we need;
•	Pay our executives at comparable levels with organizations that we compete with for talent; and
•	Encourage our top performers to stay with us.

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between our CEO’s total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also look at the compensation of our CEO and the other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers, often referred to as benchmarking. We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision-making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies is representative of the sector in which we operate, and the group was chosen because of each of the company’s relative leadership position in our sector, their relative size as measured by market capitalization and the relative complexity of the business and the NEO’s role and responsibilities. These companies currently are:

•	Belo Corp.
•	Dow Jones & Company, Inc.
•	Gannett Co., Inc.
•	Gatehouse Media, Inc.
•	Journal Communications, Inc.
•	Journal Register Company
•	The McClatchy Company
•	Media General, Inc.
•	The New York Times Company
•	The E.W. Scripps Company
•	The Tribune Company
•	The Washington Post Company

The Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also (in 2007) utilized compensation data from Equilar, Inc., Watson Wyatt Worldwide, Inc. and the Inland Press Association.

We use consultants on specific issues and move those consulting assignments among nationally prominent executive compensation firms. In 2007 we engaged Buck Consultants to advise us on competitive practices and best practices in change in control contractual arrangements.

How We Determine the Amount of Compensation

We have the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board of Directors. The Board has, by adoption of our charter, delegated that authority to us. In addition, the 1990 Long-Term Incentive Plan approved by our stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies’ proxy statements and other information obtained by the Human Resources Department from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each of these summaries presents the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and bonus), equity awards, retirement benefits, and any other compensation. Accordingly, these summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

In our most recent review we determined that annual compensation amounts for our CEO and the other NEOs remained consistent with our expectations.

Salary

We compare our salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer’s responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer’s responsibilities.

In order to implement our philosophy for our executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

Based on the application of the above-described factors, we approved the following 2007 salary adjustments for the NEOs:

•	Ms. Junck – Increase of 3.1%, to $825,000;
•	Mr. Schmidt – Increase of 3.3%, to $465,000;
•	Mr. Veon – Increase of 4.5%, to $350,000;
•	Mr. Mowbray – Increase of 4.8% to $325,000; and
•	Mr. Schermer – Increase of 10.0% to $220,000.

The increase for Mr. Schermer is reflective of the growth of the Company’s online business relative to its overall growth.

Annual Cash Incentive Plan for Named Executive Officers Other Than the CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years – in two years they would exceed competitive levels, and in two years, they would receive less than competitive levels.

The incentive plan for NEOs other than the CEO consists of two elements:

•

70% of the total target bonus is based on financial performance as measured by a combination of (1) total company revenue and adjusted operating cash flow (as defined below) and (2) revenue and adjusted operating cash flow (as defined below) for enterprises or functional areas for which the NEO is responsible, both relative to our current year operating plan (“2007 Budget”).

•

30% of the total target bonus is based on key result areas (“KRAs”). KRAs are specific individual performance goals that are established for each management person prior to the start of the fiscal year.

Based on performance, the participant is eligible to earn from 0% up to 250% of the financial bonus target and from 0% up to 150% of the KRA bonus target.

Financial Performance

Revenue is defined as our total operating revenue, adjusted to exclude revenue of acquisitions and divestitures consummated in the period(s) being compared.

Adjusted Operating Cash Flow (“Adjusted OCF”) is defined as our total operating income, adjusted to exclude depreciation, amortization of intangible assets, unusual costs (and cost reductions) and results of acquisitions and divestitures consummated in the period(s) being compared.

For 2007, a decline in revenue and Adjusted OCF from the 2007 Budget of more than 3% would have resulted in no payment. Achievement of the revenue and Adjusted OCF amounts in the 2007 Budget would have resulted in payment of 100% of the target. Payment was capped at 250% of the target for exceeding the revenue in the 2007 Budget by 5% and exceeding Adjusted OCF in the 2007 Budget by 2.5%. Results are interpolated between the minimum and maximum.

Key Result Areas

All NEOs other than the CEO develop individualized goals for the year. Such goals may be related to revenue improvement, cost control, personnel development, news content or other aspects of our business.

For NEOs who have operating responsibilities, KRAs also incorporate the following key goals:

•	Online – audience growth; and
•	Circulation – maintain or grow circulation units.

Annual Cash Incentive Plan for the CEO

The annual incentive program for the CEO is based solely on the achievement of Adjusted OCF in the 2007 Budget. Budgets are approved annually by the Board of Directors. We have limited the CEO’s performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance shareholder value.

For 2007, a decline in Adjusted OCF from the 2007 Budget of more than 2% would have resulted in no payment. Achievement of the Adjusted OCF in the 2007 Budget would have resulted in payment of 100% of the target. Payment was capped at 200% of the target for exceeding the Adjusted OCF in the 2007 Budget by 2.5%. Results are interpolated between the minimum and maximum.

2007 Annual Cash Incentive Plan Payments

Our 2007 Budget called for revenue growth of 2.4% and Adjusted OCF growth of 1.0%. Due to general economic conditions, including a decline in the national real estate market, and conditions specific to the publishing industry, these targets were not met. For 2007, substantially all performance-based bonus payments are based on KRA achievement. We also developed a special incentive program for 2007 and approved the CEO’s determination of discretionary bonuses to the NEOs (other than the CEO) based on the Company’s revenue and operating results relative to its peers, its success in growing audience, and its success in generating significant cash flow and debt reduction. A discretionary bonus was granted by us to the CEO based on these same success factors. These discretionary bonuses for the NEOs and CEO are included under “Other” in the table below.

2007 annual cash incentive plan payments are summarized as follows:

Name	Financial		KRA		Other	Total

Mary E. Junck
Award	$	---	$	---	$375,000	$375,000
Target		825,000		---	---	825,000

Carl G. Schmidt
Award		---		73,405	97,650	171,055
Target		195,300		83,700	---	279,000

Greg R. Veon
Award		---		38,682	58,433	97,115
Target		147,000		63,000	---	210,000

Kevin D. Mowbray
Award		---		35,685	68,250	103,935
Target		136,500		58,500	---	195,000

Gregory P. Schermer
Award		21,780		30,855	69,239	121,874
Target		84,700		36,300	---	121,000

1990 Long-Term Incentive Plan

Our 1990 Long-Term Incentive Plan authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. The annual grant target as a percentage of base salary for the NEOs other than the CEO is 100%. The 1990 Long-Term Incentive Plan is designed to promote ownership of the Company’s Common Stock as a component of our overall compensation program as noted above.

Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO’s recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. CEO grants are determined by the process described below. We normally grant two-thirds of the dollar value of long-term incentives in restricted Common Stock and one-third of the dollar value in stock options. The restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to fully vest.

Options, which have a term of ten years, vest over a three-year period. After the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires. Generally, when options are granted, 75% are non-qualified and 25% are incentive stock options, subject to IRS limits.

Upon exercise of a stock option by the option holder by delivery of previously owned Common Stock, a replacement, or “reload,” option in the amount of the shares delivered is awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

See also “Change of Control, Employment and Other Agreements” below.

1990 Long-Term Incentive Plan for the CEO

Grants of restricted Common Stock to the CEO are made under the Company’s Annual Incentive Compensation Program approved by the stockholders at the Company’s 2005 Annual Meeting. Each year, we establish a target award of restricted Common Stock, the receipt of which is subject to adjustment based on the CEO’s achievement of the performance measures we determine at the time of the grant. For 2007, the performance measure we established was Adjusted OCF in relation to prior year Adjusted OCF. We determined the dollar value of the target award by considering the CEO’s total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company’s operating performance in relation to peer companies.

For 2007, a decline in Adjusted OCF from the comparable prior year amount of more than 20% would have resulted in no restricted Common Stock granted. Growth in Adjusted OCF of 2% from the comparable prior year amount would have resulted in a grant of 100% of the target. Grants were capped at 120% of the target for exceeding the comparable prior year amount of Adjusted OCF by 6%.

We reserve the right to modify grants based on our evaluation of the CEO’s performance, and to modify the performance measures from year to year. Restricted Common Stock vests three years after the date of grant of the target award.

The CEO is also eligible to receive non-qualified and incentive stock options.

Valuation of Equity Awards

Under Financial Accounting Standards Board Statement of Financial Accounting Standards 123, Share-Based Payment, (“SFAS 123R”), the value of equity awards is expensed ratably over the vesting period of the equity award.

The SFAS 123R accounting value of 2007 equity grants is summarized as follows:

Name	Total Accounting Value of 2007 Grants		Accounting Charge Recorded in 2007 for 2007 Grants		Accounting Charge Recorded in 2007 for 2004-2006 Grants	Accounting Charge to be Recorded in 2008-2010 for 2007 Grants
	(1)		(2)		(2)	(3)
Mary E. Junck	$1,263,777	(4)	$463,908	(4)	$1,897,676	$799,869	(4)
Carl G. Schmidt	473,741		139,781		285,476	333,960
Greg R. Veon	352,696		104,392		230,880	248,304
Kevin D. Mowbray	237,204		69,247		149,689	167,957
Gregory P. Schermer	202,734		59,188		125,680	143,546

(1)	Accounting value of equity awards we awarded to the NEOs in 2007.

(2)	Total accounting charge for compensation expense recorded by the Company in 2007. These amounts are also reflected in the Summary Compensation Table under “Stock Awards” and “Option Awards”.

(3)	Accounting value of 2007 equity awards that will be charged to compensation expense in future years.

(4)	We reduced the award from the 62,500 share target award to 35,625 shares based upon actual performance of the Company in 2007 relative to the specified performance criteria we established.

Benefits

Benefits are part of a competitive compensation package to attract and retain employees—including executives. The NEOs participate in the same benefit plans as the Company’s salaried employees. NEOs may elect not to participate in the Company’s insurance programs. Benefits include:

•	Health insurance, including prescription drug coverage;
•	Dental insurance;
•	Vision insurance;
•	Life insurance coverage in the event of the employee’s death;
•	Accidental death and dismemberment insurance;
•	Short-term disability insurance;
•	Long-term disability insurance for a disability lasting longer than five months;
•	Retirement Account Plan; and
•	Non-Qualified Plan.

Retirement Plans

Under the Company’s Retirement Account Plan and Non-Qualified Plan, the Company matches, upon eligibility, employee contributions up to 5% of employee compensation and, in addition, contributes 4.96% of a participant’s total compensation plus an additional 4.56% of such compensation in excess of $97,500. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan, unless the employee was a member of the Pulitzer Retirement Savings Plan, in which case the employee vests after five years. Contributions to the Non-Qualified Plan are vested immediately. Amounts contributed by the Company credited in 2007 under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under “All Other Compensation”. The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company’s behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered income to the NEO.

We do not allow use of the Company’s aircraft for trips not related to the Company’s business. We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company. See “Change of Control, Employment and Other Agreements” below.

The only additional benefits the NEOs receive are explained below.

Annual Physical Examination

Each NEO is eligible to receive a comprehensive medical evaluation annually. This program benefits the Company by assuring its most senior executives are medically fit for their responsibilities.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use a mobile telephone provided by the Company. This program benefits the Company by providing the executive access to its systems and communications during non-business hours.

Club Dues

The Company pays for the annual dues of one social membership to a club of the executive’s choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2008 Annual Meeting of Stockholders and in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

The Executive Compensation Committee

William E. Mayer, Chairman

Herbert W. Moloney III

Andrew E. Newman

Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2007 compensation of our NEOs:

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)		(2)	(3)	(3)	(4)	(5)
Mary E. Junck Chairman, President and Chief Executive Officer	2007	$825,000	$1,936,576	$425,008	$375,000	$229,698	$3,791,282

Carl G. Schmidt Vice President, Chief Financial Officer and Treasurer	2007	465,000	299,644	125,613	171,055	90,126	1,151,438

Greg R. Veon Vice President – Publishing	2007	350,000	235,244	100,028	97,115	66,952	849,339

Kevin D. Mowbray Vice President – Publishing	2007	325,000	154,828	64,108	103,935	67,476	715,347

Gregory P. Schermer Vice President – Interactive Media	2007	220,000	129,692	55,176	121,874	49,287	576,029

(1)	The NEOs include the principal executive officer and the principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers at September 30, 2007.

(2)	Reflects increase in salary for 2007, effective October 1, 2006. For 2008, effective October 1, 2007, we increased the salaries of the NEOs by the following amounts: Ms. Junck – $25,000; Mr. Schmidt – $17,000; Mr. Veon – $11,000; Mr. Mowbray – $10,000; Mr. Schermer – $7,000.

(3)	Amounts reflect the dollar amount of compensation recognized for financial statement reporting purposes in 2007, in accordance with FASB 123R, (including an estimate of possible stock option forfeitures relating to service-based vesting conditions), for restricted Common Stock or stock options awarded in 2004, 2005, 2006 and 2007. See “Valuation of Equity Awards” above. For stock options granted in 2007, the fair value was determined using the Black-Scholes option pricing model. The detailed assumptions and information can be found in “Grants of Plan-Based Awards” below. Information with respect to stock options granted to the NEOs in 2007 is also reflected in “Grants of Plan-Based Awards” below. Information with respect to restricted Common Stock and stock options granted to the NEOs in years prior to 2007 that remain outstanding is reflected in “Outstanding Equity Awards” below.

(4)	Includes amounts paid under the annual cash incentive plan for the CEO and the other NEOs.

(5)	Includes direct and matching contributions made to the Company’s Retirement Account Plan and Non-Qualified Plan and dividends on restricted Common Stock as detailed in the table below:

Name	Year	Company Contributions to Retirement Plans	Dividends on Restricted Common Stock
Mary E. Junck	2007	$158,904	$70,794
Carl G. Schmidt	2007	73,314	16,812
Greg R. Veon	2007	53,769	13,183
Kevin D. Mowbray	2007	58,807	8,669
Gregory P. Schermer	2007	41,993	7,294

Grants of Plan-Based Awards

The following table summarizes information related to grants of equity compensation to our NEOs in 2007 under the 1990 Long-term Incentive Plan. The Company’s non-equity compensation does not have provisions for future payouts.

Name	2007 Grant Dates	All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Numbers of Securities Underlying Options	Per Share Exercise or Base Price of Option Awards	2007 Grant Date Fair Value of Stock and Option Awards
				(2)		(3)
Mary E. Junck	11/14/06	35,625	(1)	50,000	$28.72	$1,263,777
Carl G. Schmidt	11/14/06	11,820		27,900	28.72	473,741
Greg R. Veon	11/14/06	8,800		20,770	28.72	352,696
Kevin D. Mowbray	11/14/06	5,920		13,960	28.72	237,204
Gregory P. Schermer	11/14/06	5,060		11,930	28.72	202,734

(1)	The award was reduced from the 62,500 share target award to 35,625 shares based upon actual performance of the Company in 2007 relative to the specified performance criteria we established.

(2)	Under the 1990 Long-Term Incentive Plan, we are authorized, in our discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as we may determine. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The provisions of the 1990 Long-Term Incentive Plan allow an optionee exercising an option to satisfy the withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. We also permit an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted Common Stock or previously owned Common Stock. The limitations accompanying any restricted Common Stock delivered at the exercise of an option remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms. Restricted Common Stock is subject to an agreement requiring forfeiture by the employee in the event of termination of employment, generally within three years of the grant date for reasons other than normal retirement, death or disability. Dividends are paid on shares of restricted Common Stock in the same amount and at the same time as dividends are paid to all other owners of Common Stock, except that shares of Restricted Common Stock held by the CEO are not eligible for dividends until after the specific performance goal measurement period has expired.

(3)	The grant date fair value is a hypothetical fair value ($5.16 for November 14, 2006 grants) determined under the Black-Scholes Option Pricing Model using certain specified assumptions. The assumptions used in calculating the values were as follows:

Factor	Grant of November 14, 2006
Dividend yield	2.5%
Volatility	18.7%
Risk-free interest rate	4.5%
Expected life (years)	4.7

The Company’s stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that the NEO may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

In December 2007, we granted shares of restricted Common Stock to NEO’s in the following amounts: Ms. Junck – 149,134 shares with a value of $2,239,993; Mr. Schmidt – 31,887 shares with a value of

$478,943; Mr. Veon – 22,137 shares with a value of $332,498; Mr. Mowbray – 20,556 shares with a value of $308,751; Mr. Schermer – 14,647 shares with a value of $219,998. Shares awarded to Ms. Junck are subject to achievement of the specified performance criteria we establish. No stock options were granted.

Outstanding Equity Awards at September 30, 2007

The following table summarizes outstanding equity awards to the NEOs as of September 30, 2007:

	Option Awards				Restricted Common Stock Awards
	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Name	Exercisable	Unexercisable
		(1)				(2)
Mary E. Junck
Stock Awards					134,325	$2,091,440
Original Options	74,375		$35.46	11/14/11
	80,000		32.49	11/13/12
	50,000		43.25	11/12/13
	30,000	20,000	47.64	11/19/14
	13,500	31,500	39.60	11/18/15
		50,000	28.72	11/14/16

Carl G. Schmidt
Stock Awards					25,280	393,610
Original Options	20,000		35.46	11/14/11
	20,000		32.49	11/13/12
	12,000		43.25	11/12/13
	5,976	3,984	47.64	11/19/14
	3,932	9,178	39.60	11/18/15
		27,900	28.72	11/14/16
Reload Options	2,400		47.18	5/1/11

Greg R. Veon
Stock Awards					19,560	304,549
Original Options	2,000		26.625	11/4/07
	1,750		27.188	11/16/08
	15,000		29.938	11/10/09
	15,000		25.938	11/14/10
	20,000		35.46	11/14/11
	20,000		32.49	11/13/12
	11,000		43.25	11/12/13
	4,860	3,240	47.64	11/19/14
	3,104	7,246	39.60	11/18/15
		20,770	28.72	11/14/16

	Option Awards				Restricted Common Stock Awards
	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Name	Exercisable	Unexercisable
		(1)				(2)
Kevin D. Mowbray
Stock Awards					12,820	$199,607
Original Options	525		$27.188	11/16/08
	1,875		29.938	11/10/09
	1,375		25.938	11/14/10
	4,000		35.46	11/14/11
	10,000		35.15	7/1/12
	10,000		32.49	11/13/12
	8,000		43.25	11/12/13
	3,240	2,160	47.64	11/19/14
	1,800	4,200	39.60	11/18/15
		13,960	28.72	11/14/16
Reload Options	1,472		42.60	11/14/10
	439		42.60	11/10/09
	685		42.60	11/14/10
	156		42.60	11/4/07
	112		42.60	11/16/08

Gregory P. Schermer
Stock Awards					10,820	168,467
Original Options	350		26.625	11/4/07
	1,000		27.188	11/16/08
	7,500		29.938	11/10/09
	7,500		25.938	11/14/10
	12,000		35.46	11/14/11
	12,000		32.49	11/13/12
	7,000		43.25	11/12/13
	2,736	1,824	47.64	11/19/14
	1,592	3,718	39.60	11/18/15
		11,930	28.72	11/14/16

(1)	Original options, which have a term of ten years, vest over a three-year period. The first year, 30% is vested. The second year, an additional 30% is vested. And the third year, the remaining 40% is vested. Reload options vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price on September 28, 2007.

Option Exercises and Stock Vested

The following table summarizes information related to vesting of restricted Common Stock of the NEOs in 2007. No stock options were exercised by any NEO in 2007.

	Restricted Common Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mary E. Junck	48,000	$1,378,080	(1)
Carl G. Schmidt	4,100	115,784	(2)
Greg R. Veon	3,800	107,312	(2)
Kevin D. Mowbray	2,800	79,072	(2)
Gregory P. Schermer	2,300	64,952	(2)

(1)	Based on the fair market value of Company Common Stock on the November 20, 2006 vesting date of $28.71. We reduced the award from the 48,500 share target award to 48,000 shares based upon actual performance of the Company relative to the specified performance criteria we established.

(2)	Based on the fair market value of Company Common Stock on the November 13, 2006 vesting date of $28.24.

Nonqualified Deferred Compensation

The following table summarizes information related to activity in the Non-Qualified Plan for the NEOs in 2007.

Name	Executive Contributions	Company Contributions	Aggregate Earnings	Aggregate Balance at September 30, 2007
	(1)	(2)(3)	(4)	(5)
Mary E. Junck	$100,250	$127,776	$276,432	$2,184,378
Carl G. Schmidt	51,141	40,371	103,774	798,902
Greg R. Veon	47,660	21,975	111,858	835,093
Kevin D. Mowbray	9,623	28,739	4,374	100,856
Gregory P. Schermer	4,241	12,317	26,382	169,158

(1)	Amounts included in total compensation in “Summary Compensation Table” above under “Salary” and/or “Non-Equity Incentive Plan Compensation”.

(2)	Amounts included in “Summary Compensation Table” above under “All Other Compensation”.

(3)	Represents Company matching contributions to the Non-Qualified Plan.

(4)	Earnings are based on the performance of investments selected by the employee.

(5)	Amounts include compensation to the NEO in the form of Company contributions in years prior to 2007.

Employee contributions to the Non-Qualified Plan are limited to 45% of salary and bonus compensation. Withdrawals are permitted following termination of employment. See “Benefits” above for additional information with regard to the Non-Qualified Plan.

Change of Control, Employment and Other Agreements

As of September 30, 2007, the Company has employment agreements with its NEOs and certain of its other officers which become effective only upon a change of control or in the event of a termination of employment in anticipation of a change of control. The agreements extend for three years, but renew annually for a new three-year period unless we give the NEO prior notice of termination. The agreements provide that each such officer is to remain an employee for a three-year period following a change of control of the Company

(the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary, payable monthly in an amount at least equal to his or her highest monthly base salary during the year prior to the change of control; (ii) an annual bonus in an amount at least equal to his or her highest annual bonus in the three years prior to the change of control; and (iii) continued participation in the Company’s incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of the Company.

If during the Employment Period, the officer’s employment is terminated other than for “Cause” or disability or the officer terminates his or her employment for “Good Reason”, including a detrimental change in responsibilities or a reduction in salary or benefits, the officer will be entitled to the following benefits: (1) all accrued and unpaid compensation; (2) a severance payment equal to three times the sum of such officer’s (a) annual base salary, and (b) highest recent annual bonus; (3) payment equal to the retirement contribution that the officer would have been eligible to receive from the Company under the terms of the Retirement Account Plan and Supplementary Benefit Plan (or successor plan or program then in effect), determined as if the officer were fully vested thereunder and had continued (after the date of termination) to be employed for an additional three years at the officer’s highest recent annual compensation for purposes of determining the basic contributions and supplemental contributions; (4) the amount of any forfeited benefits under the Company’s Savings Plan, as defined; and (5) any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement.

The officer shall also be entitled to continued welfare benefits for three years and outplacement services. Subject to certain limits on payments, the agreement also requires tax “gross-up” payments to the officer to mitigate any excise tax imposed on the officer under Sections 280G and 4999 of the Tax Code, and any penalties and interest in connection with a change of control. These payments would be in addition to awards of restricted Common Stock, stock options and stock appreciation rights or amounts payable in lieu thereof under the Company’s 1990 Long-Term Incentive Plan which, in the event of a change of control and subject to certain limitations contained in the agreements, provides for early exercise and vesting and issuance or payment of such awards. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination.

A change of control includes certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company’s Board of Directors and acquisition of securities of the Company.

In December 2007, we approved a new form of employment agreement between the Company and each of the NEOs and certain other officers of the Company, which entitles these officers to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. We expect each of the NEOs to execute the new form of agreement in 2008. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company’s Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the officers or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an officer’s employment is terminated in anticipation of such event.

•	The agreements provide that each officer is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the officers:

Employment Period Benefits

During the three-year employment period, the officers are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 2 1/2 months following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company’s incentive, savings, retirement and welfare benefit plans; and

•

Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such officer prior to the change of control or other peer officers of the Company.

Benefits Upon Termination

If the officer’s employment is terminated during the three-year employment period other than for cause, death or disability, or the officer terminates employment for good reason, the officer will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the officer’s annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•

A payment equal to three times the Company’s average annual contributions on behalf of the officer under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement; and

•	Continued health care and life insurance benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the officer’s employment due to the (1) willful and continued failure of the officer to perform substantially the officer’s duties with the Company or one of its affiliates, or (2) the willful engaging by the officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the officer related to the change of control, the agreements also require the Company to pay the officer in a lump sum (subject to certain limits and safe harbor/reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and
•	Any penalties and interest incurred by the officer related to the excise tax.

Other Provisions

For a period of one year after the agreements become effective, the officers are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•

Soliciting the employees the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the officers execute a release of claims in favor of the Company and its affiliates.

Acquirer’s Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company’s obligations under the agreements.

Equity Awards

The Company’s 1990 Long-Term Incentive Plan provides, if a change of control occurs, for early vesting and exercise and issuance or payment of the following awards to officers (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination or Change of Control

The following summarizes information as of September 30, 2007 related to potential payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that would be realized by the Company.

Name	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes		Total

Mary E. Junck	$7,197,419	$	---	$7,197,419
Carl G. Schmidt	2,772,739		1,137,514	3,910,253
Greg R. Veon	1,987,245		---	1,987,245
Kevin D. Mowbray	1,715,190		745,656	2,460,846
Gregory P. Schermer	1,413,723		566,795	1,980,518

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to its executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Herbert W. Moloney III, a director of the Company and a member of the ECC, is Chief Operating Officer of Western Colorprint, which provides the Company, in the normal course of business, with printing services. This relationship is explained below in “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of the Company’s Common Stock or Class B Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which a related person has a direct or indirect material interest. The Company’s general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of the Company’s Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though the Company has no written policy, it is the practice of the Company’s Audit Committee to approve such transactions only if it deems it to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors including the Company’s rationale for entering into a related-party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

In 2007, there was one related-person series of transactions under relevant rules: Herbert W. Moloney III, a director of the Company, became Chief Operating Officer of Western Colorprint in January 2007. Western Colorprint provides the Company, in the normal course of business, with printing services for which the Company paid Western Colorprint $905,000 in 2007. The Company expects to continue to purchase such services in 2008. The Company believes that the terms of its continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated persons in an arms-length transaction. The Company’s Audit Committee and the Board of Directors have reviewed the relationship between the Company and Western Colorprint and have ratified these transactions, concluding that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The Audit Committee is comprised of four directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held eight meetings in 2007. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, the Company’s internal auditors and the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s attestation report thereon. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the year ended September 30, 2007.

The discussions with the independent registered public accounting firm also included the matters required by Statement on Auditing Standards No. 61, as amended. The Audit Committee received from the independent registered public accounting firm written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman

Nancy S. Donovan

Herbert W. Moloney III

Gordon D. Prichett

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. The Company’s Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, including the NYSE’s definition of independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (including Deloitte Tax LLP) (collectively “Deloitte”) was designated by the Audit Committee to audit the consolidated financial statements of the Company for the year ended September 30, 2007. Representatives of Deloitte will be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

For 2007 and 2006, Deloitte performed the following professional services and received, or will receive, fees in the amounts indicated.

	2007	2006

Audit fees	$1,208,700	$1,186,000
Tax fees:
Compliance	253,100	324,000
Advice and planning	219,400	211,400
	472,500	535,400
	$1,681,200	$1,721,400

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services listed in the above table in accordance with the Company’s Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to Deloitte for services are disclosed in the table above under the categories described below.

Audit Fees – Fees for professional services for the audit of the Company’s Consolidated Financial Statements, review of financial statements included in the Company’s quarterly Form 10-Q filings, attestation reporting on the effectiveness of the Company’s internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – Fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees – Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from audit-related matters. The Company also engages the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent Deloitte is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees – Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s Consolidated Financial Statements.

The Audit Committee has not selected its independent registered public accountants for purposes of auditing the Consolidated Financial Statements of the Company for the year ending September 28, 2008. The Company intends to solicit proposals for audit and tax services for 2008, including from Deloitte.

The Report of the Executive Compensation Committee and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Presentation and Reports by specific reference.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of stockholders in accordance with SEC rules to be presented at the 2009 Annual Meeting of the Company must be received by the Company, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in its proxy statement and form of proxy relating to that meeting by September 12, 2008.

Stockholders who want to bring business before the 2009 Annual Meeting of Stockholders, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of the Company’s By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by September 12, 2008. The requirements for such notice are set forth in the Company’s By-Laws, which were filed as an exhibit to the Company’s Current Report on Form 8-K filed May 21, 2007. That document is located on the Company’s website www.lee.net. Click on “Financial” and “Lee SEC filings”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates in 2007.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied, except that Nancy S. Donovan filed late one Form 4 to report the sale of 500 shares of Common Stock held by a family limited partnership.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $15,000 plus expenses.

MARY E. JUNCK

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 20, 2008

9:00 a.m. CST

Lee Enterprises Corporate Offices

201 N. Harrison St.

Fourth Floor

Davenport, IA 52801

201 N. Harrison St., Suite 600
Davenport, IA 52801	proxy

COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 20, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CST) on February 19, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/lee — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CST) on February 19, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Lee Enterprises, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS:	01 Richard R. Cole 02 Nancy S. Donovan	03 Leonard J. Elmore 04 Herbert W. Moloney III	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. In their discretion, upon such other matters as may properly come before the meeting.	☐ For	☐ Against	☐ Abstain

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal.

Address Change? Mark Box ☐    Indicate changes below:

Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s)

appear(s) on the Proxy. If held in joint tenancy,

all persons must sign. Trustees, administrators,

etc., should include title and authority.

Corporations should provide full name of

corporation and title of authorized officer

signing the proxy.